China Green Agriculture, Inc. Reports Second Quarter Fiscal Year 2013 Financial Results and Provides Third Quarter Fiscal Year 2013 Guidance

XI'AN, China, Feb. 8, 2013 /PRNewswire-Asia-FirstCall/ --

•	Q2 FY 2013 net sales decreased 11.4% to $41.7 million, net income increased 6.4% to $8.2 million with EPS of $0.30
•	Company Provides the Third Quarter Fiscal Year 2013 Guidance: Revenue, Net Income and EPS of at least $60.0 million, $12.0 million and $0.43, respectively
•	Company Lowers Fiscal Year 2013 Guidance: Revenue, Net Income and EPS of at least $205.0 million, $43.0 million, and $1.55, respectively
•	Management to Host Earnings Conference Call at 8:00 am EST, February 8, 2013

China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture" or the "Company"), a company mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries in China, today announced its financial results for the quarter ended December 31, 2012, i.e., the second quarter of fiscal year 2013.

Financial Summary

Second Quarter FY 2013 Results (USD)
(Three months ended December 31, 2012)

	Q2 FY2013	Q2 FY2012	CHANGE (%)

Net Sales	$41.7 million	$47.1 million	-11.4%
Gross Profit	$16.2 million	$16.4 million	-1.2%
Net Income	$8.2 million	$7.7 million	+6.4%
Basic EPS	$0.30	$0.29	+3.7%
Diluted EPS	$0.30	$0.29	+3.7%
Basic Weighted Average Shares Outstanding	27.7 million	26.9 million	+2.6%
Fully Diluted Weighted Average Shares Outstanding	27.7 million	26.9 million	+2.6%

First six months FY 2013 Results (USD)
(Six months ended December 31, 2012)

	Six Months	Six Months	CHANGE (%)
	FY2013	FY2012
Net Sales	$81.2 million	$100.2 million	-18.9%
Gross Profit	$33.1 million	$35.3 million	-6.2%
Net Income	$17.1 million	$18.5 million	-7.4%
Basic EPS	$0.62	$0.69	-9.6%
Diluted EPS	$0.62	$0.69	-9.6%
Basic Weighted Average Shares Outstanding	27.6 million	26.9 million	+2.4%
Fully Diluted Weighted Average Shares Outstanding	27.6 million	26.9 million	+2.4%

“We are pleased with our performance of business, generating $11.0 million net income in the second quarter ended December 31, 2012,” said Mr. Li Tao, Chairman and Chief Executive Officer of China Green Agriculture, “Looking ahead to the third fiscal quarter of 2013, we expect net sales of $60.0 to $65.0 million, net income of $12.0 to $13.0 million, and EPS of $0.43 to $0.47 based on 27.7 million fully diluted weighted average shares outstanding for the third quarter ended March 31, 2013. With our track-record history and incredible momentum in our fertilizer business, we are confident in achieving our target for the third quarter fiscal year 2013.”

Unless the context indicates otherwise, as used in the following discussion, “Company”, “we,” “us,” and “our,” refer to (i) China Green Agriculture, Inc. (“Green Nevada”), a corporation incorporated in the State of Nevada; (ii) Green Agriculture Holding Corporation (“Green New Jersey”), a wholly-owned subsidiary of Green Nevada incorporated in the State of New Jersey; (iii) Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Jinong”), a wholly-owned subsidiary of Green New Jersey organized under the laws of the PRC; (iv) Xi’an Jintai Agriculture Technology Development Company (“Jintai”), wholly-owned subsidiary of Jinong in the PRC, (v) Xi’an Hu County Yuxing Agriculture Technology Development Co., Ltd. (“Yuxing”), a wholly-owned subsidiary of Jinong in the PRC; (vi) Beijing Gufeng Chemical Products Co., Ltd., a wholly-owned subsidiary of Jinong in the PRC (“Gufeng”), and (vii) Beijing Tianjuyuan Fertilizer Co., Ltd., Gufeng’s wholly-owned subsidiary in the PRC (“Tianjuyuan”).

Second Quarter of FY2013 Results of Operations

Total net sales for the three months ended December 31, 2012 were $41.7 million, a decrease of $5.4 million, or 11.4%, from $47.1 million for the three months ended December 31, 2011. This decrease was largely due to the decrease in Gufeng’s export sales.

For the three months ended December 31, 2012, Jinong’s net sales increased $4.0 million, or 20.9%, to $23.0 million from $19.0 million for the three months ended December 31, 2011. This increase was mainly attributable to the greater sales of humic acid fertilizer products including our liquid and powder fertilizers during this period as a result of our increased distributors and the aggressive marketing strategy.

For the three months ended December 31, 2012, net sales at Gufeng were $18.0 million, a decrease of $8.0 million, or 30.7%, from $26.0 million for the three months ended December 31, 2011. The fiscal quarter ended December 31, 2012 fell in the “export window” in which no special tariff tax applied, however, due to the lower demand on Nitrogen-Phosphorous elemented compound fertilizer by importing countries which is arising from the backlog of their imported compound fertilizers in previous quarters. Gufeng had no export contract in the quarter ended December 31, 2012. Despite of that, Gufeng has been expanding and penetrating the domestic market particularly since the fiscal quarter ended March 31, 2012, during which period no revenue was generated from fertilizer exportation either due to special tariff tax levied by China authority or due to weak demand by importing countries. However, net domestic sales at Gufeng for the three months ended December 31, 2012 was $18.0 million, an increase of $2.6 million, or 17.1%, from $15.4 million for the same period in 2011.

Jintai had not generated any sales revenue since March 1, 2012 when the relocation started. Jintai’s net sales was $2.1 million for the three months ended December 31, 2011. Jintai’s relocation is still ongoing. We expect Jintai will likely remain unprofitable until the relocation gets completed by the end of fiscal year 2013. Further, the Company may consider merging the subsidiaries of Yuxing and Jintai together to reduce operating cost and streamline management at appropriate time in the future.

For the three months ended December 31, 2012, Yuxing’s net sales were $0.8 million, an increase of approximately $0.8 million, from $0.03 million, or 2476.3% during the three months ended December 31, 2011. The increase was mainly attributable both to the strong sales of Yuxing’s top-grade flowers and increased client base by combining Jintai’s.

The Company’s current credit policy allows clients to pay off their receivable balance by up to 180 days from the point the revenue is recognized. Under this policy, for receivable older than 180 days, the Company will book 100% allowance toward the outstanding balance immediately. Such a policy became effective since the fiscal quarter period ended March 31, 2012. The extended credit period was referred to in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2012. The current policy is a revision of the Company’s previous credit policy, which allowed the clients to pay off receivables up to a shorter period of 90 days, instead of 180 days.

The implementation of the current policy was a result of the change in fertilizer market in the middle of fiscal year 2012. It applies to the Company’s subsidiaries in fertilizer segment, Jinong and Gufeng. Starting from 2011, the economy in China slowed down. The demand in the fertilizer market declined from previous year and remained softened toward year end. In addition, in December 2011, in overseeing the fertilizer market in China, the Ministry of Finance under the supervision of the State Council of the Central Government of the PRC, or the PRC authority, raised the 2012 export tariff for certain fertilizer products that Gufeng exports to in the international market. While we always keep a balanced mix of our domestic clients and oversea clients, Gufeng’s export ability was largely expected to be reduced during 2012 due to the prohibitively high export tariff imposed. We then had to rely on domestic clients to fill in the orders that could be under the export contract instead. To combat the adverse effect of high export tariff, we launched aggressive marketing campaign by forgoing advance payments and offering warehouse credit sales to selected clients. Coupled with the marketing efforts to selected clients, Gufeng and Jinong, adopted the updated 180-day credit policy for all clients, effective beginning 2012. The updated policy eased the payback period and provided much needed liquidity to the constraint clients. These policy adjustments and marketing tools were approved very essential in time for the Company in expanding its sales in the domestic segment and offsetting the negative effect of reduced export capacity up to date.

Total cost of goods sold for the three months ended December 31, 2012 was $25.5 million, a decrease of $5.2 million, or 16.8%, from $30.7 million for the three months ended December 31, 2011. This decrease was proportional to the decrease in sales, which was mainly due to Gufeng’s decreased export sales for the three months ended December 31, 2012.

Cost of goods sold by Jinong for the three months ended December 31, 2012 was $10.7 million, an increase of $3.1 million, or 40.9%, from $7.6 million for the same period in 2011. The increase was primarily attributable to (i) 62.8% increase in the cost of raw materials and (ii) 29.7% increases in the cost of packing materials.

Cost of goods sold by Gufeng for the three months ended December 31, 2012 was $14.3 million, a decrease of $6.4 million, or 30.9%, from $20.7 million for the same period in 2011. The decrease was proportional to Gufeng’s sales decrease for the three months ended December 31, 2012.

Cost of goods sold by Jintai for the three months ended December 31, 2012 was zero, comparing to $2.3 million for the three month ended December 31, 2011, because Jintai had no operation since March 2011 due to the ongoing relocation.

For three months ended December 31, 2012, cost of goods sold by Yuxing was $0.6 million, an increase of $0.4 million, or 198.2%, from $0.2 million for the three months ended December 31, 2011. The increase was proportional to Yuxing’s increased sales for the three months ended December 31, 2012.

Total gross profit for the three months ended December 31, 2012 decreased by $0.2 million, or 1.2%, to $16.2 million, as compared to $16.4 million for the three months ended December 31, 2011. Gross profit margin was approximately 38.8% and 34.8% for the three months ended December 31, 2012 and 2011, respectively.

Our selling expenses consist primarily of salaries of sales personnel, advertising and promotion expenses, freight-out costs and related compensation. Selling expenses were $3.1 million, or 7.5%, of net sales for the three months ended December 31, 2012, as compared to $2.4 million, or 5.1% of net sales for the three months ended December 31, 2011, an increase of $0.7 million, or 30.0%. The selling expenses of Gufeng were $0.1 million, or 0.8% of Gufeng’s net sales for the three months ended December 31, 2012, as compared to $0.7 million, or 2.7% of Gufeng’s net sales for the three months ended December 31, 2011. The selling expenses of Jinong for the three months ended December 31, 2012 were $3.0 million, or 13.0% of Jinong’s net sales, as compared to selling expenses of $1.7million or 9.0% of Jinong’s net sales in fiscal year 2011. Most of this increase was due to Jinong’s expanded marketing efforts.

General and administrative expenses consisted primarily of related salaries, rental expenses, business development, depreciation and travel expenses incurred by our general and administrative departments and legal and professional expenses including expenses incurred and accrued for certain litigations. General and administrative expenses were $3.2 million, or 7.6% of net sales, for the three months ended December 31, 2012, as compared to $3.8 million, or 8.0%, of net sales for the three months ended December 31 2011, a decrease of $0.6 million, or 16.5%. The decrease was mainly due to the absence of biological asset write off compared with the same period in fiscal year 2012.

Total operating expenses as a percentage of the total net sales for the second quarter of fiscal year 2012 was 15.1% compared to 13.2% for the same period of last year.

Operating income for the second quarter of fiscal year 2012 was $9.9 million, down 2.9% from $10.2 million in the second quarter of fiscal year 2011. Operating margin for the second quarter of fiscal year 2012 was 23.7%, compared to 21.6% in the same quarter of fiscal year 2011.

Net income for the three months ended December 31, 2012 was $8.2 million, an increase of $0.5 million, or 6.4%, compared to $7.7 million for the three months ended December 31, 2011. Net income as a percentage of total net sales was approximately 19.7% and 16.4% for the three months ended December 31, 2012 and 2011, respectively. The increase is mainly attributable to the increased other income.

The First Six Months of FY2013 Results of Operations

Total net sales for the six months ended December 31, 2012 were $81.2million, a decrease of $19.0 million, or 18.9%, from $100.2 million for the six months ended December 31, 2011. This decrease was largely due to the decrease in Gufeng’s export sales.

For the six months ended December 31, 2012, Jinong’s net sales increased $9.6 million, or 23.2%, to $50.8 million from $41.2million for the six months ended December 31, 2011. This increase was mainly attributable to the greater sales of humic acid fertilizer products including our liquid and powder fertilizers during this period as a result of our increased distributors and the aggressive marketing strategy.

For the six months ended December 31, 2012, net sales at Gufeng were $28.9 million, a decrease of $26.6 million, or 48.0%, from $55.6 million for the six months ended December 31, 2011. The decrease was due to the lower demand on Nitrogen-Phosphorous elemented compound fertilizer by importing countries which is arising from the backlog of their imported compound fertilizers in previous quarters. Despite of that, Gufeng has been expanding and penetrating the domestic market particularly since the fiscal quarter ended March 31, 2012, during which period no revenue was generated from fertilizer exportation either due to special tariff tax levied by China authority or due to weak demand by importing countries. Net domestic sales at Gufeng for the six months ended December 31, 2012 was $28.9 million, an increase of $4.5 million, or 18.3%, from $24.4 million for the same period in 2011.

Jintai had not generated any sales revenue since March 1, 2012 when the relocation started. Jintai’s net sales were $3.3million for the six months ended December 31, 2011. Jintai’s relocation is still in the process.

For the six months ended December 31, 2012, Yuxing’s net sales were $1.5 million, an increase of $1.4million, from $0.08 million during the six months ended December 31, 2011. The increase was mainly attributable both to the strong sales of Yuxing’s top-grade flowers and increased client base by combining Jintai’s.

Total cost of goods sold for the six months ended December 31, 2012 was $48.1million, a decrease of $16.8 million, or 25.9%, from $64.9 million for the six months ended December 31, 2011. This increase was proportional to the decrease in sales, which was mainly due to Gufeng’s decreased export sales for the six months ended December 31, 2012.

Cost of goods sold by Jinong for the six months ended December 31, 2012 was $23.5 million, an increase of $7.8 million, or 49.9%, from $15.7 million for the same period in 2011. The increase was primarily attributable to (i) 56.5% increase in the cost of raw materials and (ii) 26.0% increases in the cost of packing materials.

Cost of goods sold by Gufeng for the six months ended December 31, 2012 was $23.5 million, a decrease of $22.5 million, or 48.9%, from $46.0 million for the same period in 2011. The decrease was proportional to Gufeng’s decrease in export sales for the six months ended December 31, 2012.

Cost of goods sold by Jintai for the six months ended December 31, 2012 was zero, comparing to $3.0million for fiscal year 2011, because Jintai had no operation during the that period as a result of ongoing relocation.

For six months ended December 31, 2012, cost of goods sold by Yuxing was $1.1 million, an increase of $0.9 million, or 335.1%, from $0.3 million for the six months ended December 31, 2011. The increase was proportional to Yuxing’s increased sales for the six months ended December 31, 2012.

Net income for the six months ended December 31, 2012 was $17.1 million, a decrease of $1.4 million, or 7.4%, compared to $18.5 million for the six months ended December 31, 2011. The decrease was attributable to the decrease in gross profit, primarily Gufeng’s. Net income as a percentage of total net sales was approximately 21.1% and 18.4% for the six months ended December 31, 2012 and 2011, respectively.

Financial Condition

As of December 31, 2012, cash and cash equivalents were $74.9 million, an increase of $3.0 million, or 4.1%, from $72.0 million as of June 30, 2012. Net cash provided by operating activities was $11.0 million for the six months ended December 31, 2012, an increase of $13.8 million, or 500.7% from $2.7 million which was used in operating activities for the same period in 2011. The increase was mainly attributable to the increased collections of account receivables comparing to the same period in 2011.

The Third Quarter and Fiscal Year 2013 Guidance:

For the third quarter ended March 31, 2013, management expects net sales of $60.0 to $65.0 million, net income of $12.0 to $13.0 million, and EPS of $0.43 to $0.47 based on 27.7 million fully diluted weighted average shares outstanding. For the fiscal year ended June 30, 2013, management now expects net sales of $205.0 million to $220.0 million, net income of $43.0 million to $45.0 million, and an EPS of $1.55 to $1.62 based on 27.7 million weighted average shares.

Conference Call

The Company will hold a conference call at 8:00 a.m. EST on Friday, February 8, 2013. Any interested participants are welcome to join in the call by following the dial-in details as set out below. When prompted by the operator, please indicate "China Green Agriculture's Second Quarter Fiscal Year 2013 Financial Results" to join the call.

Event:	CGA Second Quarter Fiscal Year 2012 Conference Call
Date:	February 8, 2012
Time:	8:00 a.m. EST
US Dial In:	1- 877-407-8033
Int'l Dial In:	1- 201-689-8033
Conference ID#:	408842

The call is being webcast by Vcall and can be accessed at China Green Agriculture's website at http://www.ir-site.com/cgagri/events.asp. Investors can also access the webcast at http://www.InvestorCalendar.com.

A playback will be available through 11:59 PM EST on February 22, 2013. To listen, please call 1- 877-660-6853 within the United States or 1- 201-612-7415 when calling internationally. Replay Passcodes (both required for playback): Account #: 286; Conference ID #: 408842.

About China Green Agriculture, Inc.

The Company mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.:  Jinong, Gufeng and Yuxing. Jinong produced and sold 131 different kinds of fertilizer products as of December 31, 2012, all of which are certified by the PRC government as Green Food Production Materials, as stated by the China Green Food Development Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 22 provinces, four autonomous regions, and three central-government-controlled municipalities in the PRC. Jinong had 789 distributors in China as of December 31, 2012. Gufeng, and its wholly-owned subsidiary, Tianjuyuan, are Beijing-based producers of compound fertilizer, blended fertilizer, organic compound fertilizer, and mixed organic-inorganic compound fertilizer. As of December 31, 2012, Gufeng produced and sold 317 different kinds of fertilizer products, and had 189 distributors in China. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan, a satisfactory conclusion of the pending securities class action litigation and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC.  China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

China Green Agriculture, Inc.
Ms. Amy Deng (English and Chinese)
Investor Relations Manager
Tel: +86-29-8826-6503
Email: dengyuqin@cgagri.com